Exhibit 99.1

Press Release

News Release

For Immediate Release

INVESTORS REAL ESTATE TRUST ANNOUNCES CLOSING OF PUBLIC

OFFERING OF 8,000,000 COMMON SHARES OF BENEFICIAL INTEREST

MINOT, ND—October 9, 2009—Investors Real Estate Trust (NASDAQ:  IRET), a real estate investment trust with a diversified portfolio of multi-family residential and commercial office, medical, industrial and retail properties located primarily in the upper Midwest (the “Company”), today announced the closing of its previously-announced $66 million underwritten public offering of 8,000,000 common shares of beneficial interest at a public offering price of $8.25 per share.  The total net proceeds to the Company, after deducting the underwriting discount and estimated offering expenses, are expected to be approximately $62.6 million.

“We are pleased to have completed this common share offering,” said Timothy Mihalick, the Company’s President and CEO.  “Additional equity capital better positions us to take advantage of potential acquisition opportunities that we believe will be available as the current difficult economic cycle persists, and also gives us greater flexibility to manage through this cycle.  IRET has long followed a conservative strategy of financing its real estate portfolio primarily through single-asset mortgages with staggered maturities.  As a result, we do not face any current material refinancing risks.  However, we continue to watch with concern the limited liquidity available to the real estate sector.  Accordingly, we are pleased to have augmented our existing capital base with an equity raise.  We believe we will be able to find opportunities to put these funds to work for our shareholders.”

Robert W. Baird & Co. and RBC Capital Markets were the bookrunning managers for the offering.  Janney Montgomery Scott, D.A. Davidson & Co. and J.J.B. Hilliard, W.L. Lyons, LLC were co-managers.

The Company intends to use the net proceeds from the offering for general corporate purposes, including the acquisition, development, renovation, expansion or improvement of income-producing real estate properties and debt repayment.

This press release is for informational purposes only and is not an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

Disclosure Notice:

This press release contains “forward-looking statements” within the meaning of the federal securities laws.  The forward-looking statements in this press release are subject to numerous risks and uncertainties, and actual events and results could differ materially from the forward-looking statements in this press release.

Contact:
Michelle R. Saari
Investors Real Estate Trust
3015 16th Street SW, Suite 100
Minot, ND 58702-1988
701.837.4738 tel.
701.838.8875 fax
info@iret.com e-mail